Exhibit 99.1

Duke Energy Progress

Summary of 2017 Rate Case Filing in North Carolina

(Docket No. E-2, Sub 1142)

Preliminary Notice of Partial Settlement

•                  On Nov. 20, 2017, Duke Energy Progress (DEP) and the Public Staff - North Carolina Utilities Commission (Public Staff) notified the North Carolina Utilities Commission (NCUC) that DEP and Public Staff (the Parties) have reached a preliminary partial settlement in principle (Preliminary Settlement) related to certain issues in the docket

•                  Key matters resolved in the Preliminary Settlement include:

•                  Return on equity of 9.9% based upon a capital structure of 52% equity and 48% debt

•                  Certain adjustments will be made to rate base for the Mayo Zero Liquid Discharge and Sutton combustion turbine projects

•                  The deferred tax liability resulting from the NC state income tax change will be returned to customers over four years (rather than five years as proposed by DEP)

•                  The company’s depreciation rates shall be based on DEP’s filed Depreciation Study, with exceptions to be further defined in the final agreement.

•                  Other revenue requirement, cost of service and rate design matters will be further defined in the final agreement and be based upon updated property, plant & equipment, accumulated depreciation and revenues calculated through Oct. 31, 2017

•                  Key issues on which the parties have not reached a compromise include:

•                  Coal ash basin deferred costs to be recovered and amortization period, and ongoing coal ash costs to be included in rates

•                  Deferred storm costs to be recovered and amortization period

•                  The parties will endeavor to file a final, definitive partial settlement agreement with further details and supporting testimony prior to the commencement of the evidentiary hearing, currently scheduled to begin on Nov. 27, 2017

•                  A partial settlement will be subject to the review and approval by the NCUC

Background

•                  On June 1, 2017, DEP filed a rate case with the NCUC to request an average 14.9 percent increase in retail revenues, or approximately $477 million:

•                  The rate case filing requested an overall rate of return of 7.66% based on approval of a 10.75% return on equity and a 53% equity component of the capital structure

•                  The filing is based on a North Carolina rate base of $8.1 billion as of December 31, 2016 and adjusted for known and measurable changes through August 2017 (hearings are expected to commence late this year)

•                  This rate increase request is driven by:

Drivers	Revenue Requirement	% of Total Request
Significant Plant Additions and Changes	$253 million	53%
Coal Ash Pond Closure costs	$195 million	41%
All other changes to rate base, operating costs, and operating revenues	$29 million	6%

•                  Major capital investments(1) including pro-forma adjustments to reflect known and measurable changes include:

•                  Four new solar sites - $184 million

•                  Combustion Turbine Units at the Sutton site - $120 million

•                  Additional investment to complete the combined cycle natural gas-fueled units at the Sutton site (Construction Work-In-Progress included in the 2013 rate case) - $103 million

•                  Zero Liquid Discharge wastewater treatment system at the Mayo site - $141 million

•                  Construction Work-In-Progress for the new natural gas-fueled units at the Asheville site (Western Carolinas Modernization Project) - $193 million

•                  Coal Ash Pond Closure costs include:

•                  $67 million to recover previously incurred expenses over a five year period

•                  $129 million for ongoing expenses

•                  The request also included the recovery of deferred storm costs, including costs incurred to restore service from the historic impacts of Hurricane Matthew, in the amount of $30 million per year for three years.

•                  The Company has requested the NCUC approve the requested rates to be effective Jan. 1, 2018

(1)  Represents Duke Energy Progress total investment, which is allocated ~60% to NC.